Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III
Chief Executive Officer
CommunitySouth Bank & Trust
864-306-2540
aducker@csbat.com

COMMUNITYSOUTH ANNOUNCES STRONG GROWTH FOR FIRST QUARTER 2007,
ASSETS GREW OVER 14% FOR THE QUARTER TO $284.5 MILLION

Easley, SC – April 27, 2007 – CommunitySouth Bancshares, Inc. (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, serving the Upstate of South Carolina, today announced that net income for the quarter ended March 31, 2007 was $208,000, or $0.04 per diluted share, compared to net income of $192,000, or $0.04 per diluted share, for the previous year first quarter.

Highlights for the first quarter in 2007 include the following:

•	Total assets ended the quarter at $284.5 million, an increase of 14.58% for the quarter.

•	Total loans grew 12.28% for the quarter to $244.4 million.

•	Total deposits grew 16.43% for the quarter to $252.7 million.

•	Net interest income increased $625,000, or 40.96%, over the same period in the prior year. The increase in net interest income was a result of the Bank’s strong loan growth.

•	Loan yields increased to 8.00% in the first quarter of 2007 from 7.58% in the first quarter of 2006, while deposit costs increased to 4.71% from 3.90% for the same period.

•	Net interest margin for the quarter ended March 31, 2007 was 3.44%, compared to 4.35% for the same period in the prior year. The decline was due mainly to repricing of interest bearing liabilities. Management plans to focus on core deposit growth for 2007 to lessen the dependence on higher cost certificates of deposit and wholesale funding. For the quarter ended March 31, 2007, core funding, excluding certificates of deposit, grew $10 million, an increase of 28.4% for the quarter.

•	Non-interest income increased $142,000, or 70.00%, over the same period in the prior year. The increase in non-interest income was a result of increased mortgage loan origination, and deposit and loan fees.

•	Non-interest expenses totaled $1.8 million for the first quarter, a 62.93% increase when compared to non-interest expenses for the first quarter of 2006. This increase in non-interest expense is reflective of the Company’s investment in additional branches and personnel, which have produced additional revenues and provided the infrastructure to support our growth and expansion plans. This is also reflected in the Company’s efficiency ratio, which for the quarter ended March 31, 2007, was 71.73%, compared to 63.54% for the previous year quarter.

•	Return on average assets was 0.32% for the quarter ended March 31, 2007, compared to a return of 0.53% for the same period one year ago.

•	Return on average shareholders’ equity was 2.83% for the quarter ended March 31, 2007, compared to a return of 2.74% for the same period a year ago.

•	We believe credit quality remained strong with no 90 day delinquencies at quarter-end.

CommunitySouth’s performance has been extremely strong compared to peer banks. According to fourth quarter 2006 data, the latest information supplied by SNL Financial, the leading financial information provider for the financial services industry, CommunitySouth ranked third in asset size and third in net income among the 31 banks nationwide that opened in the first quarter of 2005.

“CommunitySouth continues to make steady progress toward our primary strategic goals of continued strong balance sheet growth with a focus on asset quality, increased core deposit funding, the offering of sophisticated and innovative products and services, and providing a superior level of customer service,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “As with the industry as a whole, our Company continued to experience a compression of net interest margin due primarily to rising deposit costs. However, we are extremely pleased with the results of our strategy to increase core funding which, excluding certificates of deposit, grew in excess of 28% for the quarter. We plan to continue to execute our plans to increase core deposit funding, thereby reducing our reliance on higher cost non-core funding.”

CommunitySouth’s stock is quoted on the Over the Counter Bulletin Board under the symbol CBSO.

About CommunitySouth Bancshares, Inc:

CommunitySouth Bancshares, Inc. (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing the largest initial public offering ever for a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to $284.5 million as of March 31, 2007. In operation for two years, CommunitySouth is one of the fastest growing and most profitable de novo banks in the country, compared to peer banks that also opened during the first quarter of 2005.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Easley, Mauldin, Spartanburg, Anderson and Greer. The Company plans to open additional banking offices in the Upstate of South Carolina in 2007.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information about CommunitySouth, call 864-306-2540 or visit www.communitysouthbankandtrust.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Consolidated Financial Data

Our summary consolidated financial data as of and for the three months ended March 31, 2007 and 2006 have not been audited but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months ended March 31,
	2007	2006
(In thousands, except per share dollar amounts)
Summary Results of Operations Data:
Interest income	$4,915	$2,637
Interest expense	2,765	1,111

Net interest income	2,150	1,525
Provision for loan losses	362	338

Net interest income after provision for
loan losses	1,788	1,187
Noninterest income	344	203
Noninterest expense	1,789	1,098

Income before taxes	343	291
Income tax expense	135	99

Net income	$208	$192

Per Share Data:
Net income, basic	$.04	$.04
Net income, diluted	$.04	$.04
Book Value	$6.37	$6.09

Weighted average number of shares outstanding:
Basic	4,698	4,681
Diluted	5,216	5,195

Performance Ratios:
Return on average assets (1)	.32%	.53%
Return on average equity (1)	2.83%	2.74%
Net interest margin (1)	3.44%	4.35%
Efficiency ratio (2)	71.73%	63.54%

(1)    Annualized for the three month periods
(2)    Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Summary Balance Sheet Data:
Assets	$284,472	$162,934
Investment Securities	371	371
Loans	244,393	138,154
Allowance for loan losses	3,438	1,897
Deposits	252,696	132,557
Shareholder equity	29,913	28,520

Bank Capital Ratios:
Leverage Ratio	10.48%	16.72%
Tier 1 risk-based capital ratio	10.31%	16.26%
Total risk-based capital ratio	11.56%	17.51%

Growth ratios since March 31, 2006:
Percentage change in assets	74.59%
Percentage change in loans	76.90%
Percentage change in deposits	90.63%
Percentage change in equity	4.88%

Other data as of March 31, 2007:
Allowance for loan losses to total loans	1.41%
Loan to deposit ratio	112.57%